SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2004

STANDARD COMMERCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

1-9875	13-1337610
(Commission File Number)	(IRS Employer ID Number)

2201 Miller Road, Wilson, North Carolina 27893

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (252) 291-5507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 14, 2004, the Board of Directors of Standard Commercial Corporation, after a thorough strategic review, determined to discontinue its tobacco processing operations in Italy. The Board made its determination because in recent years the Italian leaf tobacco market conditions as well as the strengthening of the Euro have had a significant adverse impact on Standard’s results in the Italian market and Standard’s future projections indicate a continuation of this trend. The Board also considered the recently enacted reform of the Common Agricultural Policy within the European Union and its likely effect on future tobacco production and costs.

Standard is in the process of closing its facilities in Italy and has notified its employees and the Italian authorities in accordance with Italian law. The closure of the facilities will affect approximately 62 employees. Standard expects to complete the closure of the facilities by March 31, 2005.

Standard expects to sell the existing inventories within the next twelve months. Standard cannot state when it might sell the fixed assets associated with the Italian operations.

As of the date of this report, based on preliminary estimates, Standard expects to record an initial charge of approximately $16.0 to $20.0 million in the quarter ending September 30, 2004 as a loss from discontinued operations. Standard believes this charge will be composed primarily of non-cash expenses, consisting of approximately $2.0 to $3.0 million for charges related to the write-off of other comprehensive income and approximately $10.0 to $11.0 million for charges related to the fixed assets. Other charges are expected to be in the range of approximately $1.0 to $2.0 million for year-to-date trading losses and approximately $3.0 to $4.0 million for all other charges, including employment severance costs. At this time, Standard is unable in good faith to determine with certainty a more exact estimate of these other charges related to the discontinuation of the Italian operations. Standard will file an amendment to this report when it has a more definite estimate of those costs.

Standard expects to incur additional future cash expenditures as a result of the discontinuation of its Italian operations, which expenditures are expected to consist primarily of the continued employment of staff, the continued operation of facilities and compliance with legal requirements to implement the winding down of operations.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1	Press Release of Standard Commercial Corporation dated September 17, 2004 announcing closure of its Italian operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD COMMERCIAL CORPORATION

Date: September 17, 2004	/S/ ROBERT A. SHEETS
Robert A. Sheets, Vice President and Chief Financial Officer

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